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                                                                   Exhibit 23.2


                                   CONSENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on the financial statements of EMCO RECYCLING CORP. as of March 31, 1995 and 1994 and for the year ended March 31, 1995 and the period from inception (May 1, 1993) to March 31, 1994, dated August 11, 1995 (except with respect to the matter discussed in Note 12, as to which date is August 29, 1995), included in the Definitive
Joint Proxy Statement of General Parametrics Corporation and EMCO RECYCLING CORP. dated March 8, 1996, and to all references to our firm included in this registration statement.


/s/ Arthur Andersen LLP

Phoenix, Arizona

         June 28, 1996